[EXHIBIT 10.12]

                    JOINT VENTURE AGREEMENT


This Agreement is made at Plzen, Czech Republic, this 4th day of April 1997 by and between TATRA a.s., (hereinafter referred to as TATRA), a joint stock company incorporated in the Czech Republic and having its principal office at Stefanikova 1163, 742 21 Koprivnice, Czech Republic of the one part and VENUS UDYOG (INDIA) LIMITED, (hereinafter referred to as VENUS), a limited company incorporated in India and having its registered office at 185, Walkeshwar Road, Navyug Niketan, Bombay 400 006, India, of the other part, individually referred to as the "Party" and collectively referred to as the "Parties".

WHEREAS Tatra is inter alia engaged in the business of manufacture of multi-purpose automotive vehicles in the Czech Republic and the export of such vehicles world-wide,

AND WHEREAS Tatra is desirous of expanding its market in India and surrounding territories stipulated in this understanding by establishing manufacturing operations in India,

AND WHEREAS Venus sells various engineering products including automobiles and automotive components in several countries through its network of associates in the U.K., Czech Republic, Slovakia, C.I.S., Singapore and India and provides sales and marketing support to Tatra in the exports of their vehicles to India and is desirous of furthering the business of this Tatra in India by way of a joint venture project to manufacture and sell, in India and in the surrounding countries, vehicles based on the products and technology developed by Tatra,


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Both the parties as proposed shareholders in a joint venture hereby enter into an Agreement (hereinafter referred to as the "Agreement") as under:

1.	The parties agree to incorporate a Joint Venture (hereinafter referred to as "JV") as per the applicable rules for incorporation of limited liability companies in India under the name of Tatra Udyog Limited. Both Tatra and Venus agree to the use of their names, in part or full, either independently or in any combination, by the joint venture, and as permissible by the applicable laws. The JV will be authorised to the use of such trademarks and tradenames in the territories defined in this Joint Venture Agreement. Such authorisation will be automatically granted to the JV by each of the parties for the names and marks, partly or wholly, owned by each party, until such time as the owning party ceases to be party to this JV.

2.	The principal objective of the JV will be the manufacture and sale of various types of trucks, spares and the service and maintenance inter alia in the territories defined in this agreement. In addition, the JV will undertake the design, development, modification and type of approvals of products as may be demanded by the markets in the territory. Any design or development requiring substantial modification to engines, gearbox, axles and other power train elements will require prior approval of Tatra which will not be unreasonably withheld. The parties will explore the possibilities to expand the activities of the JV as may be mutually agreed.

3.	The definition of territories in this Joint Venture Agreement will be the countries of India, Sri Lanka, Bangladesh, Nepal and any other country/countries that may be



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        mutually agreed between Tatra and the JV in writing.  On a case to case basis, whenever possible, demand for vehicles from right hand drive market outside the territory will be serviced by the JV on mutually agreed terms.

4.	Venus agrees to provide such facilities as may be required by the
        JV for its incorporation in India. The registered office of the JV will be located in a State in India as mutually agreed by the parties. Venus will be reimbursed by JV adequate agreed compensation for the use of its office premises and other expenses incurred by it for the purpose of JV.

5.	Tatra will hold 50% (fifty percent) and Venus will hold 50%
        (fifty percent) of the share capital in the joint venture. Both Tatra and Venus will contribute up to the equivalent of USD 2 million each towards the setting up of manufacturing facilities of capacity 3000 vehicles per annum (on 3 shift working basis). While contributions will be made only as demanded by the project requirements, Venus will guarantee its share of total contributions for the above initial capital requirements. Subsequent increases to subscribed capital by each of the two parties will be mutually agreed by them and will be such that total share capital of each party will be in proportion to their share capital holdings as above.

6.	TRANSFER PROVISIONS

6.1.	Tatra and Venus shall not be entitled to transfer any of the shares held by them in JV for a period of 5 years from the date of the first sale by the JV of its products and thereafter only except in accordance with the provisions of this Agreement.


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6.2.	i)	If at any time Tatra desires to transfer any or all of
                shares held by them in JV, it shall offer such shares in the first instance to Venus. Venus shall be entitled to purchase all but not less than all the shares so offered or to nominate any person or entity of its choice to accept all but not less than all the shares so offered or to nominate any person or entity of its choice to accept all but not less than all the shares so offered. Venus shall be entitled to accept or reject such offer within a period of 90 days from the date of receipt from this offer. If either Venus does not convey its acceptance to Tatra within 90 days as aforesaid, or if Reserve Bank of India or any Indian Authority does not permit the sale of shares to Venus, the offer shall be deemed to have been rejected by Venus.

                If however, the price asked by Tatra (the original price) is not acceptable to Venus, Venus shall convey accordingly to Tatra within a period of 90 days from the date of receipt of offer. In that case, the valuation of shares shall be referred to a firm of accountants acceptable to both the parties, who shall act as valuers and not as arbitrators. Such price so fixed by the valuers will hereinafter be referred to as revised price. Venus shall be entitled to accept or reject such a valuation within a period of 90 days from the date of receipt of such report. Only, if such offer is first rejected or deemed to have been rejected by Venus, or if the Reserve Bank of India or any Indian authority does not permit the sale of the shares to Venus, Tatra shall be entitled to sell the shares to any third party. However, the offer to third party shall not be at a price lower than the lesser of the original price at which the shares were offered to Venus in the first instance or


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                after the valuation done by a firm of accountants as
                aforesaid. Offer to a third party shall not be made on terms and conditions more favorable than those offered to Venus. Venus shall have a first right of refusal as aforesaid only if it agrees to purchase all the shares offered by Tatra. Tatra shall have such a right of offer to a third party within a period of six months from the date of rejection of its offer by Venus. Thereafter, the procedure stated hereinabove shall have to be gone through.

        ii) If at any time Venus desires to transfer any or all the shares held by it in JV to any person or entity, it shall offer such shares in the first instance to Tatra. Tatra shall be entitled to purchase all but not less than all the shares so offered or to nominate any person or other entity of its choice to accept all but not less than all the shares so offered. Tatra shall be entitled to accept or reject such offer within a period of 90 days from the date of receipt of the offer. If Tatra does not convey its acceptance to Venus within a period of 90 days as aforesaid, or if the Reserve Bank of India or any other Indian authority does not permit the sale of the shares to Tatra, the offer shall be deemed to have been rejected by Tatra.

                If however, the price asked by Venus (the original price) is not acceptable to Tatra, it shall convey accordingly to Venus within a period of 90 days from the date of offer.
                In that case, the valuation of shares shall be referred to a firm of accountants acceptable to both the parties who shall act as valuers and not as arbitrators. Such price so fixed by the valuers will hereinafter be referred to as


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                revised price.  Tatra shall be entitled to accept or reject such a valuation within a period of 90 days from the date of receipt of such report. Only if such offer is first rejected, or deemed to be rejected by Tatra or if the Reserve Bank or India or any Indian authority does not permit the sale of shares to Tatra, Venus shall be entitled to sell the shares to any third party. However the offer to a third party shall not be at a price lower than the lesser of the price at which the shares were offered to Tatra in the first instance or after the valuation done by a firm of accountants as aforesaid. Offer to a third party shall not be made on terms and conditions more favorable than those offered to Tatra. Tatra shall have a first right of refusal as aforesaid only if it agrees to purchase all the shares offered by Venus. Venus shall have such a right of offering to a third party within a period of six months from the date of rejection to its offer to Tatra. Thereafter the procedure stated hereinabove shall have to be gone through.

7. Nothing contained in clauses 6(i) and 6 (ii) shall apply to transfer of shares by either party to:

        (a) the Company wherein the party to this agreement holds ore than 50 percent of its equity, or

        (b) the proposed transferee company holds more than 50 percent of equity of the party to this agreement, or

        (c) more than 50 percent of directors of the proposed transferee company or nominees of the party to this agreement, or


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        (d)     more than 50 percent of directors of the party to this
                agreement are nominees of the proposed transferee company, or

        (e)     any other mutually agreed party.

8.	The right to transfer the shares of JV to a third party as
        envisaged by clauses 6(i), 6(ii) and 7 shall be subject to the condition precedent that such third party (transferee) shall agree in writing to be bound by the terms of this Agreement.

9.	i)  Tatra will enter into a separate technical know-how agreement with the JV for the manufacture of vehicles to Tatra design by the JV from components/aggregates in either semi-knocked down or completely knocked down conditions according to assortment for modification and assembly of a range of vehicles. The model range initially will consist of:

            *    Dumper

            * Chassis (with and without platform and other superstructures)

            *    Tractor

        ii) The above vehicles will be based on the latest models developed by Tatra suitably modified to meet the Indian market requirements. Subsequently, any other model/product or combinations will be offered as agreed with the JV.

        iii) The transfer of technical know-how for the models/products referred to in 9(ii) hereinabove, providing technical assistance to te JV and for using the trade name/trade marks of Tatra and Skoda, the JV shall pay an agreed royalty on the ex-factory price (net


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        of taxes, excise and other duties) of vehicles manufactured and sold by the JV in the territories and such royalty payments will be as provided in the guidelines issued by Government of India and shall be subject to withholding tax in India. The aggregate amount of the royalty, referred hereto, payable shall not exceed USD 3 million. Upon the aggregate amount of royalty paid to Tatra by the JV reaching USD 3 million, the JV will be entitled to use free of cost the technical know-how and trade marks/trade names thereafter.

10.	i)  The Board of Directors of the JV will consist of maximum 6
        (six) members. 3 (three) directors will be nominees of Tatra and 3 (three) directors will be nominees of Venus. The maximum number of Directors may be increased by mutual agreement of the two parties and in any event, the number of nominees of each must be in proportion to their respective holdings in the share of capital of the JV. If either Tatra or Venus desires to change its nominee(s) on the Board, it shall intimate accordingly to other party. Both the parties shall carry out the change as required by the concerned party in the Board of the JV.

        ii) Casual vacancy arising in the Board of Directors shall be filled up by appointing the nominee of the party whose nominee has vacated the office, so that both the parties continue to have an equal representation on the Board of the JV.

        iii) The Board shall be entitled to appoint an alternate director to act for any director (hereinafter referred to as Original Director) during his absence for a period of not less than three months from the state in which meetings of the Board are ordinarily held. The



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        alternate director has to be resident of any state within the
        Republic of India. In such a case the alternate director shall be a person nominated by the party which nominated the Original Director. The party nominating the alternate director shall have a right to withdraw its nominated alternate director and appoint another in his place.

        iv) The first directors of the JV shall be the following persons: Nominees of Tatra: Dr. Richard Kral Sr., Mr. Zbynek Keisler and Mr. Karel Zilak, Nominees of Venus: Mr. R.K. Rishi, Mr. J. Alexander and Mr. B. B. Bahl.

11.	Two directors on Board will be permanent directors nominated by the parties, one nominated by Venus and one nominated by Tatra. As required under (Indian) Companies Act, one third of Directors (representing equal number from each side) shall retire every year, who shall be eligible for reappointment. If however, one third of the total strength of the directors does not result in an even number, the number of directors retiring every year shall be an even number immediately higher than one third of the strength of the Board, representing equal number from each side.

12.	The Chairman of the Board of Directors will have a tenure of two years and will alternate between a nominee of Tatra and a nominee of Venus. The initial Chairman will be a nominee of Tatra. The Chairman of the Board of Directors will not have a casting vote in the event of a tie.

13.	The Chief Executive Officer (CEO)/Managing Director (MD) shall be nominated by Venus and this nomination shall have the approval of Tatra who shall not unreasonably withhold such approval. The Deputy Chief Executive Officer (Dy. CEO)/Deputy


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        Managing Director (Dy. MD) will be nominated by Tatra and this nomination shall have the approval of Venus who shall not unreasonably withhold such approval. The responsibilities and powers of the CEO/MD and Dy.CEO/Dy.MD are given in Annexure to this Agreement.

14.	i)  Resolutions and policy decisions at a Board Meeting or a general Body Meeting can be made by a simple majority at these meetings unless it is otherwise required by the provisions of (Indian) Companies Act. In such an event provisions of (Indian) Companies Act shall be followed. A period of notice of 30 days for calling a Board Meeting will be given. The powers of the shareholders, Board of Directors and the Management of the JV with respect to major policy decisions are as specified in the Annexure to this Agreement. Major policy decisions as listed in this Annexure shall not be passed unless there is a positive vote from both the sides.

        ii) It is agreed between the parties that the JV shall have a minimum of four meetings of the Board of Directors every year (a minimum of 1 Board meeting per quarter) and one Annual General Meeting every year.

        iii) The Board of Directors may pass Circular Resolutions as may be permitted under the (Indian) Companies Act.

        iv) The quorum at the Board Meetings shall be a minimum of two directors consisting of one nominee of each party.


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15.	Both the parties will attempt to settle any dispute arising out of this agreement in an amicable manner. In the event there is no unanimity of opinion, on any item and the representatives of parties do not agree, resulting in deadlock, the matter shall be resolved by:

        i) In the first instance by referring the same to one representative of the respective parties.

        ii) If they are not able to decide the issue the same should be referred to a Retired Judge of a High Court in India or any other qualified person mutually agreed.

        iii) If the decision obtained from the Retired Judge or any other qualified person mutually agreed is not acceptable to any of the parties, the same shall be referred for arbitration which will be governed by the Rules of Arbitration of the International Chamber of Commerce. The venue of such arbitration which will be London, U.K. The cost of arbitration shall be borne by the losing party. In the event there is no winning or losing party, the cost of arbitration will be shared equally between the two parties. The award shall be binding on both the parties and it shall not be disputed in any manner. The award may be enforced by any court of competent jurisdiction.

16.	The Memorandum of Association and Articles of Association will include as required by the (Indian) Companies Act the stated objectives of the JV as expounded in this Agreement and will also include other terms and conditions which will permit the JV to pursue any activities as may be necessary to operate in any present or future situation.


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        The Memorandum of Association and Articles of Association of the
        JV will be drafted in such a way as may be agreed to between the parties hereto and which will incorporate as far as practicable all the clauses of this Agreement. The Memorandum of Association and Articles of Association of the JV shall not be altered without the consent of both the parties.

17.	The JV will maintain its Books of Account and Records at its registered office and such books and records will be available to either of the parties for inspection provided, the party so requiring an inspection gives notice to the management of the JV sufficiently in advance.

18.	All approvals as required from the Governments or any other
        regulatory authority for the establishment of the JV are to be obtained by each of the two parties in their respective countries and each party will extend to the other necessary assistance in obtaining such approvals. The JV will be responsible for obtaining type approvals in India of the vehicles proposed to be manufactured in India and Tatra will provide the JV vehicles for such approval. The JV will also be responsible for obtaining the approvals as may be required in any of the other territories assigned to the JV.

19.	Tatra and Venus shall endeavor to promote the interests of the JV to the maximum extent possible. If however, any of the parties wishes to pursue any business in a similar or competing line in the territories assigned in this agreement, then the matter would be mutually discussed and decided between the parties keeping in view the overall interests of the JV.


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20.	This Joint Venture Agreement is made in and will be governed by and construed in accordance with the laws of India.

21. This Agreement is, and all documents, notices, orders and other communications delivered hereunder, will be in the English language, which will be the official text of this Agreement.

22.	Notices to be given as per this Joint Venture Agreement will be sent to the addresses indicated below by fax, confirmation received, with a confirmation copy being dispatched contemporaneously by registered air mail:

                Tatra:        Tatra a.s.
                              Stefanikova 1163
                              742 21 Koprivnice, Czech Republic
                              Fax No.:  00+42+656+89 4481
                              For the attention of:  Mr. Zbynek Keisler

                Venus:        Venus Udyog (India) Limited
                              Navyug Niketan
                              185, Walkeshwar Road
                              Bombay 400 006, India
                              Fax No.:  00+91+22+364 3234
                              For the attention of:  Mr. B. B. Bahl

Notice given by fax as herein provided will be deemed to have been received by the party being notified on the first business day, in the city of destination, following the date of dispatch of the notice and notice given by registered air mail will be deemed to have been received by the party being notified 15 days following the date of dispatch. Either party may change its address by notice given to the other party in the manner given above.


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23.	Neither party may assign to any other party any rights and
        obligations arising out of this Joint Venture Agreement in whole or in part, without the express prior written consent of the other party.

24.	Force Majeure

        Neither party will be liable for damages or be deemed to be in default by reason of any delay or failure in performing any of its obligations under this Joint Venture Agreement when such failure is due to fires, floods, earthquakes, strikes or other labor interruptions, war (whether or not declared), military action, riot, Acts of God, Acts of Government, terrorist acts, explosion, sabotage, insurrection or civil disturbance (each such event, an "Event of Force Majeure"). Provided, however, that the affected party must:

        (a) promptly notify the other party of the occurrence of the Event of Force Majeure

        (b) advise the other party of the circumstances and effects of the Event of Force Majeure

        (c) consult with the other party concerning suitable interim arrangements, and

        (d) continue performance as soon as reasonably possible after such cause of failure or delay is removed.

        The occurrence of the Event of Force Majeure will not relieve either party from performing its obligations under this Joint Venture Agreement at such times and to the extent as may be possible after the intervention of the Event of Force Majeure.



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25.	This Agreement constitutes the entire agreement between the
        parties and supersede and cancel all prior agreements, expressed or implied, written or oral, with respect to the subject matter hereof. No modification, deletion, amendment will be binding unless in writing signed by the authorized representatives of both parties or in the case of a waiver, by the party granting the waiver.

26.	Termination

        i) Without prejudice to any other right or remedy and notwithstanding anything contained in this Agreement:

        (a) either party shall have the right to terminate this Agreement by giving 60 days written notice to the other party if other party voluntarily or otherwise commits a breach of any one of the substantial term or conditions of this Agreement, provided that if the breach is remediable, the right as aforesaid shall be exercised only if the breach is not remedied within the period of the notice referred to above.

        (b) either party shall be entitled to terminate this Agreement forthwith by giving a written notice to the other party in the event that the other party is declared insolvent or has entered into a compromise or arrangement with its creditors or if a distress execution or other process shall be levied upon or if an encumbrance shall take possession of or if a receiver shall be appointed of a substantial part of the assets or property of the other party.


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        ii)     No waiver of antecedent breach and no grant of time and
                indulgence shall prejudice any subsequent right to terminate this Agreement.

        iii) The termination shall not prejudice the right of either party against the other which may have accrued prior to the date of the termination.

        iv) On the termination of this Agreement, the parties hereto shall refrain from any acts, indications, publicity or advertisements which may mislead any third party into the belief that the parties hereto still maintain business relationships with each other with reference to the JV and neither party hereto shall commit any act detrimental to the business or reputation of the other.

27.	Invalidity of any clause or part thereof of this Agreement shall not affect the other parts of the Agreement. Any headings in this Agreement are only illustrative and do not govern the contents of the Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed by their authorized representatives on the date first written above.

        TATRA a.s.                          VENUS UDYOG (INDIA) LIMITED

           /s/                                  /s/
        ---------------------------         ---------------------------


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                                 Annexure
                                 --------

MAJOR POLICY DECISIONS

A.	Major Policy decisions to be taken by Shareholders

i.	Changes in capital structure of the JV

ii.	Issue of any shares or debentures or bonds

iii.	Any decisions for winding up or sale or amalgamation or merger of
        JV
iv.	Alteration in the memorandum of the JV

v.	Alteration in the articles of the JV

vi.	Alteration in the name of the JV

vii.	Loans and advances to Directors

viii.	Investments decisions beyond the limits laid down u/s,370 & 372 of the Companies Act

ix.	Appointment of Managing Director/Chief Executive Officer

x.	Declaration of dividend

xi.	Adoption of accounts

xii.	Appointment or removal of auditors

B.	Major policy decisions to be taken by the Board of the JV

i.	Establishment, expansion or disposal of manufacturing facilities or addition of a new project.

ii.	Medium or long term management plan

iii.    Financing plan

iv.	Fiscal budget and settlement of accounts

v.	Acquisition, sale, licensing, sub-licensing or abolition of any patent rights, know-how or trademark

vi.	Commencement of litigation to defend against infringement of patents owned or licensed


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vii.	Appointment or removal of key personnel in the management of the
        JV

viii.	Appointment or removal of outside accountants, valuers, legal advisers

ix.	Change of JV's registered office from one state to another

x.	Obtaining long term loans exceeding INR 1 million other than working capital limits from Banks

xi.	Make any loan transactions or advances of IV funds involving more than INR 0.1 million

xii.	Loans and advances to Directors

xiii.	Creation of any mortgae or charge in respect of JV's interest and assets for loans exceeding INR 0.5 million

xiv.	Any transaction involving sale or exchange or surrender or
        disposal or purchase of any properties or assets of the JV of values exceeding INR 0.5 million

xv.	Recommendation of dividend

xvi.	Appointment of selling agents/purchasing agents, if any, for the
        JV's products

xvii.	Investments within the limits laid down u/s. 370 & 372 of the
        Companies Act

xviii.	Declaration of dividends

xix.	Any other item considered important by a party to this Agreement

C.	Responsibilities and powers of the Chief Executive
        Officer/Managing Director and the Deputy Chief Executive
        Officer/Deputy Managing Director
	Both CEO/MD and Dy.eputy Chief Executive Officer/Deputy Managing Director will have responsibilities for all the activities and functions of the Joint Venture. However, The Chief Executive Officer/Managing Director shall be mainly responsible for the following functions:
		General Administration and Personnel

		Commercial and Marketing

		Finance

		External Relations, and


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	The Deputy Chief Executive Officer/Deputy Managing Director shall be mainly responsible for the following functions:

		Manufacturing

		Product Development

		Product Service and quality control

	The Chief Executive Officer (CEO)/Managing Director (MD) anda The Deputy Chief Executive Officer (Dy. CEO)/Deputy Managing Director (Dy.MD) may delegate their functional responsibilities and powers as considered appropriate by them for the day to day functioning of the JV within the overall responsibilities vested in them by the Board of Directors.

	Any financial decision involving amounts greater than Rs.1 million (or equivalent of USD 30000) will be taken jointly by the CEO/MD and the Dy.CEO/Dy.MD.



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